Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of CervoMed Inc. of our report dated March 29, 2024, relating to the consolidated financial statements of CervoMed Inc. and its subsidiaries, appearing in the Annual Report to Shareholders, which is incorporated by reference in this Registration Statement on Form S-8 of CervoMed Inc.

/s/ RSM US LLP

Boston, Massachusetts

August 9, 2024